Exhibit 10(n)

December 15, 2000

Stephen F. Koziar, Jr., Esq.
Group Vice President — Legal
The Dayton Power and Light Company MacGregor Park
1065 Woodman Park
Dayton, OH 45432

Dear Steve:

            DPL Inc. (“DPL”) and its subsidiary, The Dayton Power and Light Company (“DP&L”) hereinafter collectively referred to as the “Company”, considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control (as defined in paragraph 2) can raise distracting and disrupting uncertainties and questions among management personnel, can interfere with their whole-hearted attention and devotion to the performance of their duties, and can even lead to their departure, all to the detriment of the best interests of the Company and its shareholders. Accordingly, the Board of Directors of DPL (the “Board of Directors”) and the Board of Directors of DP&L have determined that the best interests of the Company and its shareholders would be served by assuring to certain executives of the Company, including yourself, the protection provided by an agreement which defines the respective rights and obligations of the Company and the executive in the event of a Change of Control.

            In order to effect the foregoing, this letter agreement sets forth the Company’s agreement to extend to you the benefits of  its  1986 medical plan and certain other benefits upon a termination of employment whenever occurring and to set forth the benefits which the Company agrees will be provided to you in the event of a Change of Control as described in paragraph 3 below.

1.         OPERATION AND TERM OF AGREEMENT.

            This agreement, which amends and restates in its entirety the existing letter agreement between the Company and you dated December 11, 1991, as amended by letter agreement dated February 16, 2000, shall become effective immediately upon the execution hereof.  This agreement shall continue until May 1, 2002, and shall automatically renew for each consecutive twelve month period thereafter (i.e., May 1st to April 30th), unless either the Company provides you or you provide the Company a one (1) year prior written notice of its or your intention not to renew this agreement. Notwithstanding the foregoing, the term of this agreement shall continue in effect for a period of not less than thirty-six (36) months after each Change of Control occurring during the term of this agreement; and any benefit that accrues to you pursuant to the terms of this agreement shall continue to be an obligation of the Company and enforceable by you until paid in full, notwithstanding the subsequent termination of this agreement; provided however that if the event constituting a Change of Control is either the commencement of a tender offer, or the entering into of an agreement referred to in item (ii) or (iii) of paragraph 2, and such tender offer is still pending or such agreement has not been consummated at the end of the thirty-six month period applicable to such Change of Control, then without limitation of the other provisions of this paragraph, such thirty-six month period shall be extended through the date on which the tender offer or agreement is either (a) terminated or abandoned, or (b) consummated, whichever occurs first, and the thirty-six month period provided for in paragraph 3.B. shall also be so extended. If more than one Change of Control occurs during the term of this agreement, the provisions of this agreement shall be applicable to each such Change of Control.

1.A.     TERMINATION FOR ANY REASON.

            Notwithstanding any other provisions of this agreement to the contrary, upon termination of employment for any reason at any time, the following shall be paid or made available to you in compensation for services previously rendered:

(i)

Benefits under, or benefits substantially equivalent to benefits under, the standard medical plan which was available to management and professional employees of the Company in 1986 will be provided to you and your spouse for life, and to your dependents for as long as, and to the extent that, your dependents would otherwise be covered under such plan.

(ii)

The Company shall pay to you in a lump sum in cash not later than the Date of Termination (as defined in paragraph 4) your full base salary through the Date of Termination at the rate in effect at the Date of Termination; and also the amount of the award or awards, if any, with respect to any completed period or periods which, pursuant to the Management Incentive Compensation .Program or any other Company incentive compensation plan in which you are then participating (other than any deferred compensation .plan in which a contrary installment payment. election has been made), has been determined to have been earned by you but which has not yet been paid to you.

(iii)	The Company shall pay or make available to you all other accrued benefits of any kind to which you are, or would otherwise have been, entitled through the Date of Termination.

2.         CHANGE OF CONTROL.

            Except as provided in paragraph 1.A. above, no benefits shall be payable hereunder unless there shall have been a Change of Control, as defined below, and you are eligible for benefits under paragraph 3 below. For purposes of this agreement, a ‘Change of Control’ means any change in control of DPL, or its principal subsidiary, DP&L, of a nature that would be required to be reported in response to Item 6 (e) of Schedule 14A of Regulation 14A promulgated .under the Securities Exchange Act of 1934, as amended (the ‘Exchange Act’) as determined by the Board of Directors of DPL in its sole discretion; provided that, without limitation, such a Change of Control shall be deemed to have occurred if (i) any ‘person’ (as such term is defined in Sections 13 (d) and 14 (d) (2) of the Exchange Act; hereafter, a ‘Person’) other than DPL or DP&L or an entity then directly or indirectly controlling, controlled by or under common control with DPL or DP&L is on the date hereof or becomes or commences a tender offer to become the beneficial owner, directly or indirectly, of securities of DPL or DP&L representing (A) 15% or more of the combined voting power of the then outstanding securities of DPL or DP&L if the acquisition of such beneficial ownership or such tender offer is not approved by the Board of Directors of DPL prior to the acquisition or the commencement of such tender offer or (B) 50% or more of such combined voting power in all other cases; (ii) DPL or DP&L enters into an agreement to merge or consolidate itself, or an agreement to consummate a ‘combination’ or ‘majority share acquisition’ in which it is the ‘acquiring corporation’ (as such terms are defined in Ohio Rev. Code § 1701.01 as in effect on December 31, 1990) and in which shareholders of DPL or DP&L, as the case may be, immediately prior to entering into such agreement, will beneficially own, immediately after the effective time of the merger, consolidation, combination or majority share acquisition, securities of DPL or DP&L or any surviving or new corporation, as the case may be, having less than 50% of the ‘voting power’ of DPL or DP&L or any surviving or new corporation, as the case may be, including ‘voting power’ exercisable on a contingent or deferred basis as well as immediately exercisable ‘voting power’, excluding any merger of DPL into DP&L or of DP&L into DPL; (iii) DPL or DP&L enters into an agreement to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets to any Person other than to a wholly owned subsidiary or, in the case of DP&L, to DPL or a wholly owned subsidiary(ies) of DPL; but not including (A) a mortgage or pledge of assets granted in connection with a financing or (B) a spin-off or sale of assets if DPL continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; (iv) any transaction referred to in (ii) or (iii) above is consummated; or (v) those persons serving as directors of DPL or DP&L on February 1, 2000 (the ‘Original Directors’) and/or their Successors do not constitute a majority of the whole Board of Directors of DPL or DP&L, as the case may be (the term ‘Successors’ shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of DPL or DP&L, as the case may be, at the time of such election or nomination for election).

3.         ENTITLEMENT TO BENEFITS FOLLOWING CHANGE OF CONTROL.

            A.            Upon a Change of Control (other than a Change of Control consisting only of the commencement of a tender offer or the entering into of an agreement referred to in item (ii) or (iii) of paragraph 2 above), if immediately prior thereto, you were employed by the Company, you shall be entitled to the benefits set forth in paragraph 5.A.

            B.            Upon a Change of Control consisting only of the commencement of a tender offer or the entering into of an agreement referred to in item (ii) or (iii) of paragraph 2 above, then upon any subsequent termination of your employment at any time within thirty-six months following the occurrence of any such event and prior to a Change of Control referred to in item (iv) or (v) or the consummation of a tender offer referred to in item (i) of paragraph 2 above, you shall be entitled to the benefits set forth in paragraph 5.B., unless such termination is

(i)	by the Company because of your Disability or for Cause;

(ii)	by you; or

(iii)	because of your death.

Notwithstanding the foregoing sentence and any other provision herein to the contrary, if (a) the event constituting the Change of Control is only the commencement of a tender offer or the entering into of an agreement referred to in item (ii) or (iii) of paragraph 2 above, (b) the tender offer or agreement is abandoned or terminated, and (c) a majority of the Original Directors and/or their Successors (as defined in paragraph 2 above) of DPL Inc. determine that the tender offer or agreement will not effectuate or otherwise result in a subsequent Change of Control and gives you written notice of such determination, then, as to that particular event only, a subsequent termination of your employment will not entitle you to the benefits set forth in paragraph 5.

            For purposes of this agreement, termination of your employment shall be deemed to have occurred within thirty-six months following the occurrence of a Change of Control if a Notice of Termination (as defined in paragraph 4) with respect thereto is given within such three year period.

            C.            As used in this agreement, the terms “Disability”, “Cause” and “Entitlement Date” shall have the meaning set forth below:

(i)

Disability. “Disability” shall mean, for the purposes of this agreement, your inability to perform the duties required of you on a full-time basis for a period of six consecutive months because of physical or mental illness or other physical or mental disability or incapacity, followed by the Company giving you thirty days’ written notice of its intention to terminate your employment by reason thereof, and your failure because of physical or mental illness or other physical or mental disability or incapacity to resume the full-time performance of your duties within such period of thirty days and thereafter perform the same for a period of two consecutive months.

(ii)

Cause. “Cause” shall mean (a) commission of a felony, (b) embezzlement; (c) the illegal use of drugs, or (d) if no Change of Control has occurred other than the commencement of a tender offer and/or the entering into of an agreement refereed to in items (ii) or (iii) of paragraph 2, the failure by you to substantially perform your duties with the Company (other than any such failure resulting from your physical or mental illness or other physical or mental incapacity) as determined by the Board of Directors. Notwithstanding the foregoing, Cause shall not be deemed to exist unless and until there shall have been delivered to you a copy of a resolution duly adopted by written consent of not less than three-fourths of the number of directors then in office (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard at a meeting of the Board of Directors called and held for that purpose), finding that in the good faith opinion of the Board of Directors you were guilty of conduct set forth above in clauses (a), (b), (c) or (d) of the first sentence of this subparagraph and specifying the particulars thereof in detail.

(iii)

Entitlement Date. “Entitlement Date” shall mean the date of the Change of Control entitling you to benefits under paragraph 3.A. above (except that if you are entitled to benefits under paragraph 3.B. above, the “Entitlement Date” shall mean the “Date of Termination” as defined in paragraph 4 below).

4.        NOTICE UPON TERMINATION.

            A.            Any termination of your employment by the Company subsequent to a Change of Control shall be consummated by written Notice of Termination given to you. For purposes of this agreement, “Notice of Termination” shall mean a notice given by the Company, which indicates the specific termination provision or provisions in this agreement relied upon, if any, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment.

            B.            “Date of Termination” shall mean

(i)	if your employment is terminated by the Company for Cause, the date specified in the Notice of Termination;

(ii)	if your employment is terminated by the Company or by you for any other reason, the date of such termination.

5.         COMPENSATION FOLLOWING CHANGE OF CONTROL.

            A.            If you are entitled to benefits under paragraph 3.A., then the Company shall pay to you in a lump sum in cash not later than the Entitlement Date (or in the case of payments under (iii), if, and to the extent the amount of such payments are not known or calculable as of such due date, as soon as the amount is known and calculable), the amounts determined as provided below:

(i)

An amount equal to 200% of the sum of (1) your annual base salary (which base salary is computed before deduction for any deferred compensation or other employee deferrals) at the rate in effect as of the Entitlement Date plus (2) the average of the last three annual award payments made to you under the Company’s Management Incentive Compensation Plan prior to the Entitlement Date (or for the years you have participated in the Plan if less than three), including any portion of any such payments which you elected to defer to your Standard Deferral Account in the Company’s Key Employees Deferred Compensation Plan.

(ii)

In consideration of your agreeing to the following covenants in this paragraph 5.A.(ii), if you are due an amount under paragraph 5.A.(i), an additional amount equal to one-half (1/2) the amount determined under paragraph 5.A.(i). In consideration of the Company’s agreement to make this payment per the terms of this paragraph 5.A.(ii), you agree that in the event and only in the event that you receive any payments under this paragraph 5.A., then during the term of your employment with the

Company and for a period of two years after termination of your employment for any reason, you will not, without our prior written consent, engage, participate or be interested, directly or indirectly, in any business: (i) which is engaged in Ohio, Indiana, Kentucky, Michigan and/or Pennsylvania in providing (as a public utility or otherwise) gas and/or electric power or services on a retail and/or wholesale basis or in providing energy marketing, aggregation and/or procurement services or (ii) which is engaged in any other business being conducted or proposed to be conducted by the Company.

Furthermore, you agree that, during the aforementioned two year period, you will not (i) directly or indirectly, solicit for employment with yourself or any firm or entity with which you are associated, any employee of the Company or otherwise disrupt, impair, damage or interfere with the Company’s relationship with its employees; (ii) solicit for your own behalf or on behalf of any other person(s), any customer of the Company that has purchased goods from the Company at any time in the twelve (12) months preceding your date of termination or that the Company is actively soliciting, for the purpose of marketing or distributing any product or service competitive with any product or service then offered by the Company in any geographic market where the Company is doing or preparing to do business; or (iii) engage yourself or be affiliated with any person(s), in the development or marketing, including but not limited to the establishment of product prices, of any product which will compete with any product the Company is then developing or marketing in any geographic market where the Company is doing or preparing to do business.

At all times, you (i) will keep all confidential, nonpublic and/or proprietary information (including, for example, trade secrets, financial information, customer information and business and strategic plans) of the Company (regardless of when you became aware of such information) in strict confidence and (ii) will not, directly or indirectly, use or disclose to any person in any manner any of such information, except to the extent directly related to and required by your performance of the duties assigned to you by the Company. You will take all appropriate steps to safeguard such information and to protect it against unauthorized disclosure, misuse, loss or theft. Upon termination of your employment, you will promptly return to the Company, without retaining any copies, all written or computer readable material containing any of such information, as well as all other property and records of the Company, in your possession or control.

The payment under this paragraph 5.A.(ii) and the payment under paragraph 5.A.(i) are herein together referred to as the “Additional Compensation Payment.”

(iii)	Any amount payable under paragraph 9 hereof.

            In addition, upon any subsequent termination of your employment within 12 months after the Entitlement Date, you shall be entitled to the benefits set forth in items (i) through (iv) of - paragraph 5.B. unless such termination is under any of the circumstances set forth in items (i) or (iii) of paragraph 3.B.

            Notwithstanding the above, you may elect to defer payment of all or a portion of the Additional Compensation Payment by executing and delivering to the Company a Deferral Election Form in the form attached as Exhibit A, in which event the portion of the Additional Compensation Payment so deferred shall be credited to your Standard Deferral Account in the Company’s Key Employees Deferred Compensation Plan.

            B.            If you are entitled to benefits under paragraph 3.B., then the Company shall pay you the amounts specified under paragraph 5.A. above plus the following:

(i)

In the event the Date of Termination precedes the completion of a period in which, pursuant to the Management Incentive Compensation Plan or any other Company incentive compensation plan in which you are then participating or have participated (except for the MSIP), you could have earned compensation thereunder had your employment not been terminated prior to the completion of such period, or in the event the Date of Termination precedes the determination of compensation that you have earned for a completed period under the Management Incentive Compensation Plan or other incentive plan (except for the MSIP), then, with respect to each such period, you shall be entitled to an amount equal to the average of the last three annual award payments made to you under the Management Incentive Compensation Plan or other incentive plan (except for the MSIP) prior to the Date of Termination (or for the years you have participated in the Plan if less than three), including any portion of any such payments which you elected to defer to your Standard Deferral Account in the Company’s Key Employees Deferred Compensation Plan. Any amount due under this subparagraph (i) shall be paid in a lump sum not later than the Date of Termination, subject however to any contrary deferral election you may have made with respect thereto.

(ii)

Anything in the Management Incentive Compensation Plan or any action taken by .the Board of Directors or any committee of the Board of Directors pursuant thereto to the contrary notwithstanding, any awards, whether in cash or Company shares, made under such plan prior to the Date of Termination which have been credited to your account but the payment of which has been deferred (except that any deferral election that you have made with respect thereto shall remain in force).

(iii)

The Company shall, at its expense, maintain in full force and effect for your continued benefit all life insurance, health and accident, and disability plans, programs and arrangements in which you were entitled to participate immediately prior to the Date of Termination, or, if more favorable to you, on the date of a prior Change of Control, provided that your continued participation is possible under the terms of such plans, programs and arrangements. In the event that the terms of any such plan, program or arrangement do not permit your continued participation or that any such plan, program or arrangement is discontinued or the benefits thereunder materially reduced, the Company shall arrange to provide, at its expense, benefits to you which are substantially similar to those which you were entitled to receive under such plan, program or arrangement immediately prior to the Date of Termination. The Company’s obligation under this subparagraph (iii) shall terminate on the earliest of the following dates:

	(a)	the third anniversary date of the Date of Termination (except for medical coverage); or

	(b)	the date an essentially equivalent and no less favorable benefit is made available to you at no cost by a subsequent employer.

At the end of the applicable period of coverage set forth above, you shall have the option to have assigned to you, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company and relating specifically to you.

(iv)

In the event that because of their relationship to you, members of your family or other individuals are covered by a plan, program, or arrangement described in subparagraph (iii) above immediately prior to the Date of Termination, the provisions set forth in the above subparagraph shall apply equally to require the continued coverage of such persons; provided, however, that if under the terms of any such plan, program or arrangement, any such person would have ceased to be eligible for coverage during the period in which the Company is obligated to continue coverage for you, nothing set forth herein shall obligate the Company to continue to provide coverage which would have ceased even if you had remained an employee of the Company during such period.

            C.            In the event of termination of your employment for any reason after a Change of Control, the Company shall enable you to purchase the automobile, if any, which the Company was providing for your use at the Date of Termination at the wholesale value of such automobile at such time, or to assume the lease obligation on any such Company automobile leased by the Company.

            D.            All Earned Stock Incentive Units (as defined in the Management Stock Incentive Plan; herein “MSIP”) which you earned during the period from the inception of the MSIP in 1984 through 1991 have accrued to your plan account and vested in four equal annual installments beginning in 1991. Upon a Change of Control except for a Change of Control consisting only of the commencement of a tender offer or the entering into of an agreement referred to in items (ii) or (iii) of paragraph 2 above, any and all awarded Stock Incentive Units (other than to the extent related to a completed Incentive Period for which the determination of the number of Earned Stock Incentive Units has already been made; and, not to exceed the number of Stock Incentive Units comprising the target award under the applicable Stock Incentive Award regardless of the potential to earn more than such target award if and as provided in such Stock Incentive Award), shall be deemed to be Earned Stock Incentive Units which are vested, and all such Earned Stock Incentive

Units including, without limitation, the 1997 award (which covers the period 1998-2000) and the 1998 award (which covers the period 1999-2001) shall be payable to you as provided in Section 10(b) (or successor provision) of the MSIP. All capitalized terms in this paragraph D shall have the same meaning as in the MSIP. Stock Incentive Units are sometimes referred to as “Restricted Stock Units.”

            E.            The benefits provided under this agreement shall not be treated as damages, but rather shall be treated as severance or other compensation to which you are entitled under the terms and conditions provided herein. You shall not be required to mitigate the amount of any benefit provided under this agreement by seeking other employment or otherwise.

6.         RIGHTS AS FORMER EMPLOYER.

            Nothing contained in this agreement shall be construed as preventing you, and shall not prevent you, following any termination of your employment whether pursuant to this agreement or otherwise, from thereafter participating in any benefit or insurance plans, programs or arrangements (including, without limitation thereto, any retirement plans or programs) in the same manner and to the same extent that you, as a former employee of the Company, would have been entitled to participate had this agreement not have been entered into.

7.         SUCCESSORS.

            The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement to expressly and unconditionally assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of such succession shall be a breach of this agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to under paragraph 3.A. above as if a Change of Control had taken place, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Entitlement Date.

            The above provisions of this paragraph 7 shall not apply to a) a spin-off or sale of assets, or b) a transaction described in item (ii) of paragraph 2 above involving only DP&L if in each case DPL continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market.

            This agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid to such beneficiary or beneficiaries as you shall have designated by written notice delivered to the Company prior to your death or, failing written notice, to your estate.

8.         LEGAL FEES.

            The Company shall reimburse you in full for all legal fees and expenses reasonably incurred by you in connection with this agreement (including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment subsequent to a Change of Control or in seeking to obtain or enforce any right or benefit provided by this agreement, regardless of the outcome, unless, in the case of a legal action brought by you or in your name, a court finally determines that such action was not brought in good faith by you).

9.         GROSS-UP PAYMENT.

            In the event that any payment pursuant to this agreement or any other agreement will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986 (“Code”) or any successor or similar provision, the Company shall pay you an additional amount (the “Gross-Up Payment”) such that the net amount retained by you after deduction of any Excise Tax on such payments (excluding payments pursuant to this paragraph 9), and after deduction for any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the amount of such payments (excluding payments pursuant to this paragraph 9) before payment of any Excise Tax (hereinafter the “Excise Tax         Compensation Net Payment”). For purposes of determining whether any of such payments will be subject to the Excise Tax and the amount of such Excise Tax, any payments or benefits received or to be received by you in connection with a Change of Control or your termination of employment shall be treated as “parachute payments” within the meaning of-Section 280G of the Code, and all “excess parachute payments within the meaning of Section 280G of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to. you such payments or benefits • do not constitute parachute payments or excess parachute payments. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay all federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of your residence on the Entitlement Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the Entitlement Date, you shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, an amount necessary so that the total payments hereunder equal the Excise Tax Compensation Net Payment, plus interest on the amount of such repayment at a rate equivalent to the rate described in Section 280G (d) (4) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the Entitlement Date, the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

            The Gross-Up Payment shall be paid not later than the Entitlement Date, or, if and to the extent such payment is not known or calculable as of such date, as soon as the amount is known and calculable.

10.       AGREEMENT TO PROVIDE SERVICES.

            In the event that (i) a Person commences a tender offer to become the beneficial owner, directly or indirectly, of securities of DPL or DP&L representing fifteen percent (15%) or more of the combined voting power of the then outstanding securities of DPL or DP&L, as the case .may be, or (ii) a Change of Control occurs consisting of the entering into of an .agreement referred to in item (ii) or (iii) of paragraph 2 above, you agree that you will perform services for the Company and that you will not voluntarily terminate your employment with the Company until the first to occur of the following:

(i)	the abandonment or termination of such tender offer or the transaction that is the subject of the agreement; or

(ii)	the occurrence of a Change of Control (other than the commencement of the tender offer or the entering into of an agreement referred to in item (ii) or (iii) of paragraph 2 above).

11.       FUNDING OF MASTER TRUST.

            Upon a Change of Control, the Company shall immediately transfer to the Amended and Restated Master Trust dated February 1, 1995, as amended (or to an Other Trust as defined in such Trust) previously established to secure the Company’s obligations to participants under various Company deferred and incentive compensation plans, cash in an amount sufficient to fund all payments which would be made to you hereunder if your employment was terminated on the date of the Change of Control under circumstances in which payments under paragraph 5.B. hereof would become due and payable to you, including, without limitation, cash in an amount sufficient to fund payments of all future medical,-life insurance, accident and disability plans as provided in paragraphs 1.A(i), 5.B. (iii) and (iv) hereof and the Gross-Up Payment as defined in paragraph 9 above, in each case based on reasonable estimates.

12.       NOTICES.

            All notices required or permitted to be given under this agreement shall be in writing and shall be mailed (postage prepaid by either registered or certified mail) or delivered, if to the Company, addressed to

(a)	Prior to a Change of Control, to the Corporate Secretary of the Company at:

The Dayton Power and Light Company MacGregor Park 1065 Woodman Drive Dayton, Ohio 45432 Attention: Corporate Secretary

(b)	After a Change of Control, to the Trustees at:

Chernesky, Heyman & Kress P.L.L. Suite 1100 10 Courthouse Plaza, S.W. Dayton, Ohio 45402 Attn: Richard J. Chernesky, Esq. Richard A. Broock, Esq. Frederick J. Caspar, Esq.

and if to you, addressed to

Stephen F. Koziar, Jr. 516 Shafor Blvd. Dayton, Ohio 45419

Any party may change the address to which notices to such party are to be directed by giving written notice of such change to the other parties in the manner specified in this paragraph.

13.       MISCELLANEOUS.

            No provision of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by you and such officer of the Company as may be specifically designated by the Board of Directors. No waiver by any party hereto at any time of any breach by any other party hereto of, or of compliance by such other party with, any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this agreement.

14.       GOVERNING LAW.

            The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof.

15.       VALIDITY.

            The provisions of this .agreement are divisible; if any provision of this agreement is ruled invalid or unenforceable by any court, such invalidity or enforceability, shall not affect the validity or enforceability of any other provision, which shall remain in full force and effect; and such provision shall be modified by such court consistent with the intent of the parties to the extent necessary to render it valid and enforceable, if possible.

16.       NO RIGHT TO EMPLOYMENT.

            Nothing in this agreement shall confer upon you the right to continue employment with the Company, or obligate you to continue employment with the Company (except as provided in paragraph 10); nor shall it interfere with the rights of the Company to discharge you or take other action with respect to you, subject to the Company’s providing the benefits specified herein in accordance with the terms hereof.

            If this letter correctly sets forth our agreement on the subject matter hereof, please so confirm by signing and returning the enclosed copy.

Very truly yours,

DPL, INC.

	By:	/s/ ALLEN M. HILL

	Its:	Chief Executive Officer

THE DAYTON POWER AND LIGHT COMPANY

	By:	/s/ ALLEN M. HILL

	Its:	Chief Executive Officer

Confirmed and agreed to:

/s/ STEPHEN F. KOZIAR

Date:

DPL INC.
STOCK OPTION PLAN

Management Stock Option Agreement

          This Agreement is made as of February 1, 2000 (the “Grant Date”), by and between DPL Inc., an Ohio corporation (the “Company”) and STEPHEN F. KOZIAR (the “Participant”).

          WHEREAS, the Committee, pursuant to the Company’s Stock Option Plan (the “Plan”), has made an award to the Participant and authorized and directed the execution and delivery of this Agreement;

          NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant hereby agree as follows:

1.

Award.     The Participant is hereby granted a stock option (an “Option”) to purchase from the Company up to a total of 495,000 Common Shares of the Company at $21 per share (the “Exercise Price”).  The term of such Option shall be ten years, commencing on the Grant Date (the “Term”).  This Option is not intended to qualify as an incentive stock option under Code Section 422.

2.	Vesting and Exercise. The Option may be exercised only in accordance with the Plan, as supplemented by this Agreement, and not otherwise.

a.

Vesting.     During its Term and prior to its earlier termination in accordance with Section 3 of this Agreement, and subject to Section 4 of this Agreement, the Option shall vest in accordance with the following schedule:

Cumulative Percent of Option	Vested as of December 31

20%	2000
40%	2001
60%	2002
80%	2003
100%	2004

b.

Exercise.  The vested portion of the Option shall become exercisable on January 1, 2005.  The Option may be exercised for less than the full number of Shares for which the Option is then exercisable.  To the extent then exercisable, the Option may be exercised by the Participant by giving written notice of exercise to the Company in such form as may be provided by the Committee, specifying the number of Shares with respect to which the Option is to be exercised and such other information as the Committee may require.  Such exercise shall be effective upon receipt by the Company of such written notice together with the required payment of the Exercise Price and any applicable withholding taxes.  Notwithstanding the foregoing, in the event a Person acquires beneficial ownership of securities of the Company representing 15% or more of the combined voting power of the then outstanding securities of the Company and such acquisition has been approved by the Board of Directors the vested portion of the Option shall be exercisable prior to January 1, 2005 to enable the Participant to sell Shares to the extent permitted under clause (ii) of Section 5 and for no other purpose.

c.

Payment of Exercise Price.  Payment of the Exercise Price may be made by cash, check (subject to collection) or, provided that the Shares have been owned by the Participant for at least six months prior to such payment, by the delivery (or attestation of ownership) of Shares having a Fair Market Value equal to the aggregate Exercise Price and any applicable withholding taxes.  Alternatively, the Participant may make such payment by authorizing the simultaneous sale of Shares (or a sufficient portion thereof) acquired upon exercise through a brokerage or similar arrangement approved in advance by the Committee.  Subject to the foregoing and except as otherwise provided by the Committee before the Option is exercised, the Company will deliver to the Participant, within a reasonable period of time thereafter, a certificate or certificates representing the Shares so acquired, registered in the name of the Participant or in accordance with other delivery instructions provided by the Participant and acceptable to the Committee.

3.	Termination. Except as otherwise provided in this Section 3, the Option shall terminate upon the expiration of its Term.

	a.	If the Participant’s employment or other service terminates for Cause, the Option, whether or not vested, shall be forfeited.

	b.	If the Participant’s employment or other service terminates for any reason other than for Cause, the Participant shall be entitled to the then vested portion of the Option and the unvested portion shall be forfeited.

	c.	In no event may the Option be exercised beyond its Term.

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4.

Change of Control.  Notwithstanding the provisions of Sections 2(a) and 2(b) hereof, in the event of a Change of Control, the Option shall immediately vest and become exercisable in its entirety, provided that the Participant’s employment or other service has not terminated prior to the date of such Change of Control.

5.

Restriction on Sale of Shares.  If a person acquires beneficial ownership of securities of the Company representing 15% or more of the combined voting power of the then outstanding securities of the Company, such acquisition has been approved by the Board of Directors, and if the Participant exercises the Option at any time following such acquisition, the Participant may not sell or dispose of the Shares acquired upon exercise in any manner, whether pursuant to a cashless exercise or otherwise, except that the Participant (i) may sell such number of Shares as are necessary to pay the Participant’s income tax liability arising from the exercise (calculated using the highest federal and state income tax rates for ordinary income in effect at the time of exercise), (ii) may sell additional Shares in proportion to any sale of Shares made by the Person who made such acquisition (e.g., if such Person sells 10% of its Shares, the Participant may sell pursuant to this clause (ii) 10% of the Shares acquired on exercise) and (iii) may sell all the Shares following termination of the Participant’s employment by or other service to the Company or one of its affiliates.  The restrictions in this Section 5 shall lapse on January 1, 2005.

6.

Withholding.  The Company shall withhold all applicable taxes required by law from all amounts paid in respect of the Option.  A Participant may satisfy the withholding obligation (i) by paying the amount of any such taxes in cash or check (subject to collection), (ii) by the delivery (or attestation of ownership) of Shares or (iii) with the approval of the Committee, by having Shares deducted from the payment.  Alternatively, the Participant may satisfy such obligation by authorizing the simultaneous sale of Shares (or a sufficient portion thereof) acquired upon exercise through a brokerage or similar arrangement approved in advance by the Committee.  The amount of the withholding and, if applicable, the number of Shares to be delivered or deducted, as the case may be, shall be determined by the Committee as of when the withholding is required to be made, provided that the number of Shares so delivered or withheld shall not exceed the minimum required amount of such withholding.

7.

Non-Assignability.  Except as otherwise provided in this Section, the Option is not assignable or transferable other than by will or by the laws of descent and distribution and, during the Participant’s life, may be exercised only by the Participant.  The Participant, with the approval of the Committee, which approval may be withheld in its sole discretion, may transfer the Option for no

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consideration to or for the benefit of any member or members of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of any member or members of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family) subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer.  The foregoing right to transfer the Option shall apply to the right to consent to amendments to this Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Option.

8.	Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any Shares subject to this award until the date the Participant becomes the holder of record of the Shares.

9.

No Right to Continued Service.  Nothing herein shall obligate the Company or any Subsidiary to continue the Participant’s employment or other service for any particular period or on any particular basis of compensation.

10.

Burden and Benefit.  The terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the Participant and his or her executors or administrators, heirs, and personal and legal representatives.

11.

Execution.  This Option is not enforceable until this Agreement has been signed by the Participant and the Company.  By executing this Agreement, the Participant shall be deemed to have accepted and consented to any action taken or to be taken under the Plan by the Committee, the Board of Directors or their delegates.

12.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, without regard to the conflict of laws principles thereof.

13.

Modifications. Except for alterations and amendments permitted under the Plan without the consent of the Participant, no change or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto.

14.

Entire Agreement.  This Agreement, together with the Plan, sets forth all of  the promises, agreements, conditions, understandings, warranties and representations between the parties hereto with respect to the Option, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to the Option other than as set forth herein or therein.  The terms and conditions of the Plan, a copy of which has been furnished to the Participant, are incorporated by reference herein, and to the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, the term or provision of the Plan shall control.

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15.	Additional Definitions. Any capitalized term to the extent not defined below or elsewhere in this Agreement shall have the same meaning as set forth in the Plan.

a.

“Cause” means (i) the commission of a felony, (ii) embezzlement, (iii) the illegal use of drugs or (iv) if no Change of Control has occurred other than the entering into of an agreement referred to in items (ii) or (iii) of the definition of Change of Control, the failure by the Participant to substantially perform his duties with the Company or any Subsidiary (other than any such failure resulting from his Disability) as determined by the Committee.  Notwithstanding the foregoing, “Cause” shall not be deemed to exist unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the written consent of not less than three-fourths of the number of directors of the Company then in office (after reasonable notice to the Participant and an opportunity for the Participant, together with his counsel, to be heard at a meeting of the Board of Directors called and held for that purpose), finding that in the good faith opinion of such directors the Participant was guilty of conduct set forth in clauses (i), (ii), (iii) or (iv) of the preceding sentence and specifying the particulars thereof in detail.

b.

“Immediate Family” means the Participant’s spouse, parents, parents-in-law, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include the Participant).

16.	Construction. The use of any gender herein shall be deemed to include the other gender and the use of the singular herein shall be deemed to include the plural and vice versa, wherever appropriate.

17.

Notices.  Any and all notices required herein shall be addressed: (i) if to the Company, to the principal executive offices of the Company; and (ii) if to the Participant, to his or her address as reflected in the records of the Company.

18.

Invalid or Unenforceable Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provisions were omitted.

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          IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first above written.

DPL INC.

By:	/s/ ALLEN M. HILL

/s/ S.F. KOZIAR

STEPHEN F. KOZIAR, JR.

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DPL INC.
STOCK OPTION PLAN

Management Stock Option Agreement

          This Agreement is made as of September 24, 2002 (the “Grant Date”), by and between DPL Inc., an Ohio corporation (the “Company”) and Stephen F. Koziar (the “Participant”).

          WHEREAS, the Committee, pursuant to the Company’s Stock Option Plan (the “Plan”), has made an award to the Participant and authorized and directed the execution and delivery of this Agreement;

          NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant hereby agree as follows:

1.

Award.  The Participant is hereby granted a stock option (an “Option”) to purchase from the Company up to a total of 300,000 Common Shares of the Company at $14.95 per share (the “Exercise Price”).  The term of such Option shall be ten years, commencing on the Grant Date (the “Term”).  This Option is not intended to qualify as an incentive stock option under Code Section 422.

2.	Vesting and Exercise. The Option may be exercised only in accordance with the Plan, as supplemented by this Agreement, and not otherwise.

a.

Vesting.  During its Term and prior to its earlier termination in accordance with Section 3 of this Agreement, and subject to Section 4 of this Agreement, the Option shall vest in accordance with the following schedule:

Amount of Options	Vested as of December 31

100,000	2002
100,000	2003
100,000	2004

b.

Exercise.  The vested portion of the Option shall become exercisable on January 1, 2006.  The Option may be exercised for less than the full number of Shares for which the Option is then exercisable.  To the extent then exercisable, the Option may be exercised by the Participant by giving written notice of exercise to the Company in such form as may be provided by the Committee, specifying the number of Shares with respect to which the Option is to be exercised and such other information as the Committee may require.  Such exercise shall be effective upon receipt by the

Company of such written notice together with the required payment of the Exercise Price and any applicable withholding taxes.  Notwithstanding the foregoing, in the event a Person acquires beneficial ownership of securities of the Company representing 15% or more of the combined voting power of the then outstanding securities of the Company and such acquisition has been approved by the Board of Directors the vested portion of the Option shall be exercisable prior to January 1, 2005 to enable the Participant to sell Shares to the extent permitted under clause (ii) of Section 5 and for no other purpose.

c.

Payment of Exercise Price.  Payment of the Exercise Price may be made by cash, check (subject to collection) or, provided that the Shares have been owned by the Participant for at least six months prior to such payment, by the delivery (or attestation of ownership) of Shares having a Fair Market Value equal to the aggregate Exercise Price and any applicable withholding taxes.  Alternatively, the Participant may make such payment by authorizing the simultaneous sale of Shares (or a sufficient portion thereof) acquired upon exercise through a brokerage or similar arrangement approved in advance by the Committee.  Subject to the foregoing and except as otherwise provided by the Committee before the Option is exercised, the Company will deliver to the Participant, within a reasonable period of time thereafter, a certificate or certificates representing the Shares so acquired, registered in the name of the Participant or in accordance with other delivery instructions provided by the Participant and acceptable to the Committee.

3.	Termination. Except as otherwise provided in this Section 3, the Option shall terminate upon the expiration of its Term.

	a.	If the Participant’s employment or other service terminates for Cause, the Option, whether or not vested, shall be forfeited.

b.

If the Participant’s employment or other service terminates for any reason other than for Cause, the Participant shall be entitled to the then vested portion of the Option and the unvested portion shall be forfeited.

	c.	In no event may the Option be exercised beyond its Term.

4.

Change of Control.  Notwithstanding the provisions of Sections 2(a) and 2(b) hereof, in the event of a Change of Control, the Option shall immediately vest and become exercisable in its entirety, provided that the Participant’s employment or other service has not terminated prior to the date of such Change of Control.

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5.

Restriction on Sale of Shares.  If a person acquires beneficial ownership of securities of the Company representing 15% or more of the combined voting power of the then outstanding securities of the Company, such acquisition has been approved by the Board of Directors, and if the Participant exercises the Option at any time following such acquisition, the Participant may not sell or dispose of the Shares acquired upon exercise in any manner, whether pursuant to a cashless exercise or otherwise, except that the Participant (i) may sell such number of Shares as are necessary to pay the Participant’s income tax liability arising from the exercise (calculated using the highest federal and state income tax rates for ordinary income in effect at the time of exercise), (ii) may sell additional Shares in proportion to any sale of Shares made by the Person who made such acquisition (e.g., if such Person sells 10% of its Shares, the Participant may sell pursuant to this clause (ii) 10% of the Shares acquired on exercise) and (iii) may sell all the Shares following termination of the Participant’s employment by or other service to the Company or one of its affiliates.  The restrictions in this Section 5 shall lapse on January 1, 2005.

6.

Withholding.  The Company shall withhold all applicable taxes required by law from all amounts paid in respect of the Option.  A Participant may satisfy the withholding obligation (i) by paying the amount of any such taxes in cash or check (subject to collection), (ii) by the delivery (or attestation of ownership) of Shares or (iii) with the approval of the Committee, by having Shares deducted from the payment.  Alternatively, the Participant may satisfy such obligation by authorizing the simultaneous sale of Shares (or a sufficient portion thereof) acquired upon exercise through a brokerage or similar arrangement approved in advance by the Committee.  The amount of the withholding and, if applicable, the number of Shares to be delivered or deducted, as the case may be, shall be determined by the Committee as of when the withholding is required to be made, provided that the number of Shares so delivered or withheld shall not exceed the minimum required amount of such withholding.

7.

Non-Assignability.  Except as otherwise provided in this Section, the Option is not assignable or transferable other than by will or by the laws of descent and distribution and, during the Participant’s life, may be exercised only by the Participant.  The Participant, with the approval of the Committee, which approval may be withheld in its sole discretion, may transfer the Option for no consideration to or for the benefit of any member or members of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of any member or members of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family) subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer.  The foregoing right to transfer the Option shall apply to the right to consent to amendments to this Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Option.

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8.	Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any Shares subject to this award until the date the Participant becomes the holder of record of the Shares.

9.

No Right to Continued Service.  Nothing herein shall obligate the Company or any Subsidiary to continue the Participant’s employment or other service for any particular period or on any particular basis of compensation.

10.

Burden and Benefit.  The terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the Participant and his or her executors or administrators, heirs, and personal and legal representatives.

11.

Execution.  This Option is not enforceable until this Agreement has been signed by the Participant and the Company.  By executing this Agreement, the Participant shall be deemed to have accepted and consented to any action taken or to be taken under the Plan by the Committee, the Board of Directors or their delegates.

12.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, without regard to the conflict of laws principles thereof.

13.

Modifications.  Except for alterations and amendments permitted under the Plan without the consent of the Participant, no change or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto.

14.

Entire Agreement.  This Agreement, together with the Plan, sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties hereto with respect to the Option, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to the Option other than as set forth herein or therein.  The terms and conditions of the Plan, a copy of which has been furnished to the Participant, are incorporated by reference herein, and to the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, the term or provision of the Plan shall control.

15.	Additional Definitions. Any capitalized term to the extent not defined below or elsewhere in this Agreement shall have the same meaning as set forth in the Plan.

a.

“Cause” means (i) the commission of a felony, (ii) embezzlement, (iii) the illegal use of drugs or (iv) if no Change of Control has occurred other than the entering into of an agreement referred to in items (ii) or (iii) of the definition of Change of Control, the failure by the Participant to substantially perform his duties with the Company or any Subsidiary

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(other than any such failure resulting from his Disability) as determined by the Committee.  Notwithstanding the foregoing, “Cause” shall not be deemed to exist unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the written consent of not less than three-fourths of the number of directors of the Company then in office (after reasonable notice to the Participant and an opportunity for the Participant, together with his counsel, to be heard at a meeting of the Board of Directors called and held for that purpose), finding that in the good faith opinion of such directors the Participant was guilty of conduct set forth in clauses (i), (ii), (iii) or (iv) of the preceding sentence and specifying the particulars thereof in detail.

b.

“Immediate Family” means the Participant’s spouse, parents, parents-in-law, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include the Participant).

16.	Construction. The use of any gender herein shall be deemed to include the other gender and the use of the singular herein shall be deemed to include the plural and vice versa, wherever appropriate.

17.

Notices.  Any and all notices required herein shall be addressed: (i) if to the Company, to the principal executive offices of the Company; and (ii) if to the Participant, to his or her address as reflected in the records of the Company.

18.

Invalid or Unenforceable Provisions.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provisions were omitted.

          IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first above written.

DPL INC.

By:	/s/ P.H. FORSTER

/s/ S.F. KOZIAR

Stephen F. Koziar

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